Exhibit 4.13

EXECUTION VERSION

GUARANTEE CONFIRMATION

dated as of June 6, 2013

from

US AIRWAYS GROUP, INC.

Seven (7) Airbus A321-200 and Four (4) Airbus A330-200 Aircraft

GUARANTEE CONFIRMATION

GUARANTEE CONFIRMATION, dated as of June 6, 2013 (as amended, modified or supplemented from time to time, this “Confirmation”), from US AIRWAYS GROUP, INC., a Delaware corporation (together with its permitted successors and assigns, the “Guarantor”), to the parties listed in Schedule I hereto (collectively, together with their successors and permitted assigns, the “Parties”, and, individually, a “Party”).

WHEREAS, US Airways, Inc., a Delaware corporation (“Owner”), a direct wholly-owned subsidiary of the Guarantor, (i) has entered into that certain Note Purchase Agreement dated as of December 13, 2012 (the “Class A/B Note Purchase Agreement”), among Owner, Wilmington Trust Company, as pass through trustee under each of the Pass Through Trust Agreements (the “Class A/B Pass Through Trustee”), Wilmington Trust Company, as Subordination Agent (the “Subordination Agent”), Wilmington Trust, National Association, as Escrow Agent under each of the Escrow and Paying Agent Agreements, and Wilmington Trust Company, as Paying Agent under each of the Escrow and Paying Agent Agreements and (ii) will enter into that certain Note Purchase Agreement dated as of the date hereof (the “Class C Note Purchase Agreement”), among Owner, Wilmington Trust Company, as pass through trustee under each of the Pass Through Trust Agreements (the “Class C Pass Through Trustee”), the Subordination Agent and the Indenture Trustee under each Trust Indenture;

WHEREAS, the Guarantor entered into that certain Guarantee, dated as of December 13, 2012 (the “Guarantee”) from the Guarantor to Wilmington Trust Company, as Indenture Trustee, Wilmington Trust Company, as Pass Through Trustee and Wilmington Trust Company, as Subordination Agent;

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Class C Note Purchase Agreement; and

WHEREAS, Owner has issued certain Series A Equipment Notes and Series B Equipment Notes under certain Trust Indentures and will issue Series C Equipment Notes under such Trust Indentures and will issue Series A Equipment Notes, Series B Equipment Notes and Series C Equipment Notes under additional Trust Indentures;

NOW, THEREFORE, in order to induce the Pass Through Trustee to purchase the Series C Equipment Notes and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Confirmation.

(a) The Guarantor does hereby acknowledge (i) each Amendment No. 1 to each Trust Indenture, (ii) each Amendment No. 1 to each Participation Agreement, (iii) Amendment No. 1 to the Intercreditor Agreement, (iv) that it is fully aware of the terms and conditions of the Trust Indentures, as amended by Amendment No. 1 to each such Trust Indenture (as amended, collectively, the “Trust Indentures”), the Participation Agreements, as amended by Amendment No. 1 to each such Participation Agreement (as amended, collectively, the “Participation Agreements”), the Series A Equipment Notes, the Series B Equipment Notes and the Series C Equipment Notes and the transactions and the other documents contemplated thereby, and does (i) confirm and reaffirm its obligations under the Guarantee, (ii) reaffirms the terms of the Guarantee and (iii) confirms that all payment obligations when due under the Trust Indentures, the Participation Agreements and the Equipment Notes (including, for the avoidance of doubt, the Series C Equipment Notes) in accordance with the terms of the Financing Agreements constitute “Guaranteed Obligations” under the Guarantee and are payable by the Guarantor in accordance with the terms of the Guarantee.

Section 2. No Implied Third Party Beneficiaries. This Confirmation shall not be deemed to create any right in any Person except a Party and shall not be construed in any respect to be a contract in whole or in part for the benefit of any other Person.

Section 3. Amendments, Etc. No amendment of or supplement to this Confirmation, or waiver or modification of, or consent under, the terms hereof, shall be effective unless evidenced by an instrument in writing signed by the Guarantor and each Party against whom such amendment, supplement, waiver, modification or consent is to be enforced.

Section 4. Integration; Counterparts; Successors and Assigns; Headings. This Confirmation (a) may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and (b) shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of, and shall be enforceable by, each of the Parties to the fullest extent permitted by applicable laws. The headings in this Confirmation are for purposes of reference only, and shall not limit or otherwise affect the meanings hereof.

Section 5. Notices. All requests, notices or other communications hereunder shall be in writing, addressed as follows:

If to the Guarantor:

US Airways Group, Inc.

111 West Rio Salado Parkway

Tempe, Arizona 85281

Attn: Vice President and Treasurer

Attention: Vice President and Treasurer

Facsimile:  (480) 693-5886

with a copy to: Deputy General Counsel

Fax: (480) 693-5932

If to a Party:

to the address or telecopy number set forth in the Participation Agreements

All requests, notices or other communications shall be given in the manner, and shall be effective at the times and under the terms, set forth in Section 12.7 of the Participation Agreements.

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Section 6. No Waivers. No failure on the part of any Party to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

Section 7. Severability. To the fullest extent permitted by applicable law, any provision of this Confirmation that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or any provision in any other Operative Document, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8. GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)). THIS GUARANTEE IS BEING DELIVERED IN NEW YORK, NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Confirmation to be duly executed as of the day and year first written above.

US AIRWAYS GROUP, INC.

By:	/s/ Thomas T. Weir
	Name:	Thomas T. Weir
	Title:	Vice President and Treasurer

SCHEDULE I

TO GUARANTEE

PARTIES

Wilmington Trust Company, as Indenture Trustee

Wilmington Trust Company, as Pass Through Trustee

Wilmington Trust Company, as Subordination Agent

SCHEDULE I